FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED BALANCE SHEETS



(Dollars in Thousands)

                                                      1997                1996
Assets
  Cash and cash equivalents                          $50,231             $73,618
  Investments                                        111,400             106,895
  Mortgage-backed securities - net                    38,279              36,412
  Loans receivable - net                           1,348,529           1,215,550
  Premises and equipment                              13,947              13,705
  Accrued interest receivable                         11,322              10,696
  Real estate owned                                    3,907               4,285
  Prepaid expenses and other assets                   35,790              35,260
                                                    --------            --------
Total Assets                                      $1,613,405          $1,496,421
                                                    ========            ========

Liabilities and Shareholders' Equity
Liabilities
  Deposits                                        $1,107,555          $1,095,486
  Federal Home Loan Bank Advances                    257,458             215,466
  Short-term borrowings                               75,751              30,055
  Accrued interest payable                             2,715               2,018
  Advances by borrowers for taxes and insurance        1,419               1,120
  Other liabilities                                   10,733               7,933
                                                    --------            --------
Total Liabilities                                  1,455,631           1,352,078

Negative Goodwill                                      4,738               5,685

Shareholders' Equity                                 153,036             138,658

Total Liabilities and Shareholders' Equity        $1,613,405          $1,496,421
                                                   =========            ========


Summarized financial information is presented above and on the following two pages for First Indiana Corporation. This 21.5 percent-owned subsidiary represents a significant part of The Somerset Group, Inc.'s income and financial strength. Summary discussions of the operating and financial results for First Indiana Corporation appear in the Management's Discussion and Analysis section of the report. A complete 1997 annual report for First Indiana Corporation is available upon request.



                               -35-

FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF EARNINGS


(Dollars in Thousands)
                                       1997          1996              1995

Interest Income                      $127,330      $125,468        $124,061
Interest Expense
Deposits                               49,936        52,077          50,533
Federal Home Loan Bank Advances        12,288        10,706          12,891
Short-term borrowings                   2,127         1,002           2,593
                                       ------        ------          ------
Total Interest Expense                 64,351        63,785          66,017
Net Interest Income                    62,979        61,683          58,044
  Provision for Loan Losses            10,700        10,794           7,900
                                       ------       -------          ------
Net Interest Income After
   Provision for Loan Losses           52,279        50,889          50,144

Non-Interest Income
  Sale of loans                         4,932         3,075           2,749
  Loan servicing income                 2,767         2,908           2,645
  Loan fees                             2,358         2,302           2,206
  Dividends on FHLB Stock               1,055         1,033             996
  Other                                 6,893         8,530           7,655
                                       ------         ------          ------
Total Non-Interest Income              18,005        17,848          16,251
Non-Interest Expense
  Salary and benefits                  19,916        18,094          20,890
  Net occupancy                         2,852         3,087           3,069
  Deposit insurance                       693         9,186           2,298
  Real estate owned operations - net      652           598          (3,060)
  Other                                16,991        16,288          15,450
                                       ------        ------          ------
Total Non-Interest Expense             41,104        47,253          38,647

Earnings Before Income Taxes           29,180        21,484          27,748
Income Taxes                           11,436         7,780          10,481
                                       ------        ------          ------
Net Earnings                          $17,744       $13,704         $17,267









                               -36-

FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in Thousands)

                                               1997       1996        1995
Cash Flows from Operating Activities
  Net Earnings                              $17,744     $13,704     $17,267

  Adjustments to Reconcile Net Earnings to Net
  Cash Provided (Used) by Operating Activities
     (Gain) Loss on sales
     of assets and deposits                  (5,148)     (4,524)     (4,307)
     Amortization                               864       1,325       2,197
     Depreciation                             2,022       1,958       1,909
     Provision for loan losses               10,700      10,794       7,900
     Net sale of loans held for resale      (28,700)     32,585     (41,116)
     Net change in all other
        assets and liabilities               (6,197)     (3,265)     (4,742)
                                             ------      ------     -------
Net Cash (Used) Provided by
  Operating Activities                       (8,715)     52,577     (20,892)

Cash Flows from Investing Activities
  Proceeds - sales of investments
  available for sale                          14,991     35,703      72,857
  Proceeds - sales of
  investment securities                          ---        ---       2,993
  Proceeds - maturities of
  investment securities                       20,932      27,611      6,018
  Purchase of investment securities          (39,912)    (68,225)   (35,388)
  Origination of loans and
  mortgage-backed securities - net
  of collections                            (117,069)    (27,964)  (240,820)
  Proceeds - sale of indirect
  installment portfolio                          ---      32,756        ---
  Proceeds from sale of loans                  5,274       3,501    125,313
  Purchase of premises and equipment          (2,291)     (2,653)    (1,750)
  Other - net                                  7,555         150         32
                                               -----       -----     ------
Net Cash (Used) Provided by
   Investing Activities                     (110,520)        879    (70,745)

Cash Flows from Financing Activities
  Proceeds from sale of deposits                 ---         ---    (25,462)
  Net change in deposits                     12,069      (41,494)   132,028
  Net change in short-term borrowings         45,698      (8,587)     2,720
  Net change in FHLB Advances                 41,992         685     13,626
  Purchase of treasury stock                    (132)        ---     (6,203)
  Dividends paid                              (5,065)     (4,644)    (3,877)
  Other - net                                  1,286        (692)       267
                                              ------      ------     ------
Net Cash Provided (Used) by
  Financing Activities                        95,848     (54,732)   113,099

(Decrease) Increase in Cash and
  Cash Equivalents                          $(23,387)    $(1,276)   $21,462

